Based upon the Fund’s review of the copies of such forms effecting the Section 16 filings received by it, the Fund believes that for its most recently completed fiscal year, all filings applicable to such persons were completed and filed in a timely manner, except as follows: a Form 3 (no securities owned) for Kimberly J. Scott was not filed in a timely manner after she became a reporting person of the Fund and Form 4 (relating to an acquisition of securities) for Roman Friedrich III was amended to correct the transaction date, but such amendment was not filed in a timely manner relative to the transaction date.